UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 683-5900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2007, AXT, Inc., (“AXT” or the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with Mr. and Mrs. Allen and Janette Blazick (the “Buyers”) under which it agreed to sell its property and building at 4311 Solar Way in Fremont, California in return for a cash payment of $5,350,000, subject to certain contingencies.  In connection with the execution of the Agreement, the Buyers deposited $100,000 with an escrow agent.  This initial deposit is refundable if the Buyers do not approve title and the physical condition of the property, including the environmental condition of the property, which must be approved within thirty days of receipt of a closure report related to ongoing environmental remediation of the property (the “Environmental Contingency Period”).  Separately, the Buyers have sole discretion to either lift any other due diligence contingencies or to terminate the Agreement, but must do so within forty-five days of the execution of the Agreement.  In the event that the Buyers remove all other due diligence contingencies respecting the property, the Buyers must make an additional non-refundable deposit of $300,000.  The closing of the sale of the property is to occur within thirty days of the lapse of the Environmental Contingency Period.

The Agreement is filed as Exhibit 10.23 to this Form 8-K and is incorporated herein in its entirety.  Although the purchase is binding under the Agreement, it is conditioned upon various factors set forth more fully in the Agreement, including without limitation, the issuance of satisfactory title and environmental reports and the lifting of due diligence contingencies by the Buyers.  In addition, the lifting of contingencies is based on variables which are beyond the control of the Company and which do not have set time deadlines.  Accordingly, if the Company is unable to satisfy the Buyers’ contingencies, the sale will not close, and the Company will be required to return to the Buyer the $100,000 deposited with the escrow agent.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.23	Purchase and Sale Agreement dated June 15, 2007 by and between AXT, Inc. and Mr. and Mrs. Allen and Janette Blazick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

Date: June 19, 2007	By:	/s/ Wilson W. Cheung
Wilson W. Cheung
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.23	Purchase and Sale Agreement dated June 15, 2007 by and between AXT, Inc. and Mr. and Mrs. Allen and Janette Blazick.